EXHIBIT 10.15

AMENDMENT NO. 1 TO

LOAN PURCHASE AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) by and between COUNTRYWIDE HOME LOANS, INC., a New York corporation, having an address at 4500 Park Granada, Calabasas, California 91302 (“Countrywide”) and HomeBanc Mortgage Corporation, a Delaware corporation, having an address at 5775E Glenridge Drive, Suite 500, Atlanta, Georgia 30328 (“Seller”), is effective as of July 17, 2001. This Amendment modifies that certain Loan Purchase Agreement by and between Countrywide and Seller dated as of July 17, 2001, and as amended from time to time (the “Loan Purchase Agreement”).

R E C I T A L S

Countrywide and Seller previously entered in the Loan Purchase Agreement pursuant to which Seller, from time to time, shall sell to Countrywide and Countrywide, from time to time, shall purchase from Seller all of Seller’s right, title and interest, including servicing rights, in and to certain mortgage loans.

Countrywide and Seller hereby agree that Section 4 “Delivery of Loan Documentation” of the Loan Purchase Agreement shall be amended to allow Seller additional time in which to deliver the mortgage loan documents required by the Loan Purchase Agreement and the Manual.

Countrywide and Seller further agree that Section 12 “Termination-Suspension” of the Loan Purchase Agreement shall be amended and modified to permit Seller an amount of time to identify and deliver mortgage loans to Countrywide for review and purchase in the event the Agreement in terminated by Countrywide without cause.

In consideration of the premises and agreements contained herein and other good and valuable consideration, the parties agree to amend and modify the Loan Purchase Agreement as follows:

1.	Section 4. DELIVERY OF LOAN DOCUMENTATION.

Countrywide and Seller agree that Section 4 of the Loan Purchase Agreement shall be deleted in its entirety and replaced with the following:

“4. Delivery of Loan Documentation.

A Loan shall be deemed delivered to Countrywide if: (A) it is received by Countrywide within the Commitment Period; (B) it is in compliance with the requirements set forth in the Delivery of Closed Loans and Funding Documentation sections of the Manual; and (C) there are no outstanding conditions which would prevent Countrywide from funding the purchase of the Loan. Failure by Seller to deliver to Countrywide within 120 days from the date a Loan was purchased by Countrywide one or more of the original documents specified in the Delivery of Closed Loans section of the Manual shall result in assessment by Countrywide of a fee of $50 per month for each month, after the initial 120 day period, during which one or more of such documents is outstanding, i.e., has not been delivered to Countrywide for any period of time during the month. Such fee shall be $50 regardless of the number of such documents. Notwithstanding anything to the contrary in the foregoing, Countrywide acknowledges that certain municipalities, government agencies, or other circumstances outside of the control of Seller may prevent delivery of certain loan documents within the 120 day period following Countrywide’s purchase of such Loan. Accordingly, Countrywide shall waive the above penalty if Seller provides certified true and correct copies of a missing loan document together with an affidavit stating the date and agency to which the such loan document was sent for recording. Notwithstanding anything to the contrary in the foregoing sentence, if Seller fails to deliver to Countrywide

Acknowledged Seller: /s/
Acknowledged CH_: /s/

one or more of the original documents specified in the Delivery of Closed Loans section of the Manual within 270 days, from the date such Loan was purchased by Countrywide, Seller shall repurchase such Loan pursuant to the provisions of Section 7 of the Loan Purchase Agreement.”

2.	Section 12. Termination-Suspension.

Countrywide and Seller agree that Section 12 “Termination-Suspension” of the Loan Purchase Agreement shall be amended and modified by adding the following sentence to the end of subsection 12.A.:

“Notwithstanding the foregoing, in the event that Countrywide terminates this Agreement without cause, Seller shall have two (2) Business Days from the effective date of such termination (the “Termination Date”) to identify to Countrywide, in writing and in sufficient detail to permit Countrywide to issue a Commitment, all Loans that Seller intended to sell to Countrywide but that as of the Effective Date were not subject to a Commitment (“Uncommitted Loans”). Seller shall close and begin the delivery of all Uncommitted Loans within thirty (30) days of the Termination Date. Countrywide shall have no obligation to accept delivery of or consider the purchase of any Uncommitted Loan for which Seller has not started the delivery of loan documentation (as contemplated in Section 4 of this Agreement), to Countrywide within thirty (30) days of the Effective Date. Nothing contained in this Section 12.A. with regard to Uncommitted Loans shall operate as a waiver of any of Seller’s obligations under this Agreement and all Uncommitted Loans delivered to Countrywide must comply with the terms and conditions of this Agreement. In the event that Countrywide purchases an Uncommitted Loan, pricing shall be determined in accordance with the most recent Commitment entered into by Seller and Countrywide for the same or similar type of Loans. For purposes of this Section 12.A., ‘Business Day’ shall mean any day of the week other than Saturday or Sunday or any other day on which Countrywide or Seller by law or executive order are required to be closed.”

3.	Other than as modified and amended herein, the Loan Purchase Agreement shall remain in full force and effect.

4.	Any capitalized term not otherwise defined herein shall have the meaning given to such term in the Loan Purchase Agreement.

IN WITNESS WHEREOF, Countrywide and Seller have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first written above.

COUNTRYWIDE HOME LOANS, INC., as Countrywide		HOMEBANC MORTGAGE CORPORATION, as Seller

By	/s/ Catherine A. Kaiser	By	/s/ Todd Vickery

Name:	Catherine A. Kaiser	Name:	Todd Vickery

Title:	Senior Vice President & CFO, CLD	Title:	Vice President

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Acknowledged Seller: /s/
Acknowledged CH_: /s/